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Exhibit 99.1

For Further Information, Please Contact:
Shelly Doran	(317) 685-7330	INVESTORS
Les Morris	(317) 263-7711	MEDIA

SIMON PROPERTY GROUP ANNOUNCES CHANGES IN SENIOR LEADERSHIP ROLES

        INDIANAPOLIS, Ind. (December 31, 2002)—Simon Property Group, Inc. (NYSE: SPG) today announced that William J. "Jerry" Garvey is retiring as executive vice president and director of development. Garvey joined Simon Property Group's predecessor, Melvin Simon & Associates, Inc., in 1979 as vice president of development. Prior to joining Simon, he held several positions with May Department Stores, including vice chairman of May Centers, Inc., its shopping center development arm.

        "Jerry has truly been a pioneer in the regional mall development business," said David Simon, chief executive officer of Simon Property Group. "We greatly appreciate his many years of hard work and dedication to the Simon organization." Garvey, who oversaw the development of over 80 regional malls during his Simon career, will continue to advise the company on a part-time basis as a development strategist.

        The Company's existing senior development personnel of Art Spellmeyer, Carl Dieterle, and Tom Schneider will now report directly to Richard S. Sokolov, president and chief operating officer. Spellmeyer has been promoted to executive vice president and will oversee redevelopment activities for SPG's regional malls in the western half of the U.S. He will also oversee development activities portfolio-wide relating to theatres and other "big box" tenants. Spellmeyer joined Simon in March 1990 as the senior development executive for Mall of America, bringing with him 18 years of premier retail real estate development experience. He has been instrumental in the growth and redevelopment of Simon's mall portfolio over the last 12 years.

        Dieterle, in addition to his current responsibilities as president of SPG's construction group, will also be responsible for overseeing redevelopment activities for SPG's regional malls in the eastern half of the U.S. Dieterle began his career in the shopping center industry 30 years ago and has held various executive leadership positions including president and COO of Kravco Company and senior vice president of management at DeBartolo Realty Corporation. He came to SPG following the acquisition of DeBartolo in 1996.

        Schneider has been promoted to executive vice president of new development and will continue to be responsible for the development of new malls, town centers, and specialty centers. Schneider, a native of Indianapolis, began his career at Simon in 1973 after receiving B.S. and J.D. degrees from Indiana University.

        "These promotions in our development function allow us to take advantage of the great depth of our team," David Simon said.

        The Company also announced today the promotion of Scott Mumphrey to the position of president of SPG's management group. Mumphrey will oversee the day-to-day operations management of the SPG regional mall portfolio in addition to his current role as head of the Simon Business Network (SBN).

        "Scott's strategic business development experience in the shopping center industry makes him uniquely qualified to lead this group as its president," stated David Simon. "We expect there will be many synergies in combining the leadership of SBN and property management which will result in enhancing the financial performance of our portfolio."

        Mumphrey joined Simon in 1974. He held various regional management positions before becoming senior vice president of property management in 1993. In 2000, he became the president of SBN, leading a team of professionals in developing new business concepts in an effort to create greater operating efficiencies in SPG's mall portfolio.

        Dennis Cavanagh assumes the role of chief operating officer of SPG's management group, reporting directly to Mumphrey. Cavanagh is a 12-year Simon veteran and previously served as SBN's executive vice president of strategic planning and business development. In his new position, Cavanagh will be charged with enhancing the profitability of SPG's property portfolio and continuing to grow SBN's business.

        John Neutzling, the current executive vice president of property management of SPG, will assume the newly created role of executive vice president of partnership relationships. In his new position, Neutzling will be responsible for overseeing the Company's joint venture partner relationships as well as SPG's office building portfolio and property tax functions. Each of these areas has grown significantly through SPG's acquisition activities. Additionally, Neutzling will be involved in special strategic projects. Neutzling will continue to report to David Simon, CEO.

        Simon Property Group, Inc. (NYSE: SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 246 properties containing an aggregate of 184 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada. Additional Simon Property Group information is available at www.shopsimon.com.

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  Exhibit 99.1